Exhibit 99.1

Lee Pharmaceuticals Announces First Quarter Results

Lee Pharmaceuticals (OTC Bulletin Board symbol: LPHM) reported results for the first quarter ended December 31, 2003.  The Company reported a nominal net profit of $12,000 for the three months ended December 31, 2003.  The net profit of $12,000 is compared to the net profit of $16,000 for the three months ended December 31, 2002.

Gross revenues for the three months ended December 31, 2003 were $2,826,000, an increase of approximately $135,000, or 5% from the comparable three months ended December 31, 2002.  The Company reported increased volume in the private label segment, depilatories, over-the-counter (OTC) products along with the added volume from a newly acquired brand.  The increase in gross revenues was partially offset by the decreases in health and beauty aids as well as other OTC items.

Net revenues increased approximately $88,000, or 4%, for the three months ended December 31, 2003, as compared to the three months ended December 31, 2002.  The change in net revenues was primarily due to the explanations discussed above related to gross revenues.  The Company’s sales returns increased approximately $42,000, or 15%, when comparing the three months ended December 31, 2003 and 2002.  Included in the increase was an adjustment for sales returns and allowance due to the anticipated discontinuance of one of the Company’s SKUs (stock keeping units) at the retail store level.  There was no comparable adjustment during the quarter ended December 31, 2002.

Included in other income, as of the period ended December 31, 2003, was realized gains of approximately $70,000 related to the sale of three products.  These realized gains pertain to the recognition of the earned portion of the deferred income of the consulting agreements arising from the sale of these products.  Also included is $86,000 arising from a service agreement with an unrelated company.  For the quarter ended December 31, 2002, other income consisted of realized gains as described above of $37,000, joint venture income of $45,000 and $15,000 in property tax refunds.

A comparison of the operating results is as follows:

	Three Months Ended December 31
	(000 omitted)
	2003	2002
Gross revenues	$2,826	$2,691

Net revenues	$2,473	$2,385

Net income	$12	$16

Per share:
Net income	$.00	$.00

Lee Pharmaceuticals is engaged in the purchase, manufacture, and marketing of a range of consumer products, including over-the-counter drug items, health and beauty aids, cosmetics and prescription drug products containing controlled substances, and dental/orthodontic products.